Exhibit 99.1

            Pemco Aviation Group Reports Sales and Operating Income
                           Growth for Second Quarter

     BIRMINGHAM, Ala., Aug. 6 /PRNewswire-FirstCall/ -- Pemco Aviation Group, Inc. (Nasdaq: PAGI), a leading provider of aircraft maintenance and modification services, today announced higher revenues and operating income for the second quarter and six months ended June 30, 2003.
     "Our improved sales and operating income in the second quarter were due to increased aircraft deliveries in the Government Services Group," stated Ronald Aramini, President and Chief Executive Officer of Pemco Aviation Group. "We delivered ten aircraft under the KC-135 contract during this quarter compared with eight aircraft in the second quarter of last year."
     Total revenues for the second quarter of 2003 increased 16.2% to $48.7 million compared with $41.9 million in the second quarter of 2002. Income from operations rose to $4.8 million compared with $3.6 million in the second quarter of the prior year. Net income for the second quarter of 2003 was $2.8 million compared with $3.0 million in the second quarter of 2002. Net income per diluted share increased to $0.65 in the second quarter of 2003 compared with $0.64 per share in the second quarter of 2002 due to fewer average weighted shares outstanding. Second quarter results for 2003 included approximately $1.4 million from contract adjustments and 2002 included approximately $1.5 million from litigation settlements.
     Sales in the Government Services Group rose 34.6% to $34.3 million and represented 70.4% of total sales compared with 60.8% of sales in the second quarter of 2002. "We continue to show sales and earnings progress in the Government Services Group," continued Mr. Aramini. "We recently acquired C-130 aircraft maintenance work from the Navy and Air Force. We are actively pursuing additional programs and believe our quality, schedule and costs on existing contracts will be a positive factor in securing new business."
     Commercial Services Group revenues were up 1.2% to $13.5 million compared with $13.3 million in the second quarter of last year. "Demand and pricing in our Commercial Services Group has been soft due to the continued weakness in the commercial airline industry," noted Mr. Aramini. "We are pleased to note that the industry seems to be strengthening and we expect to improve this segment's revenue and profitability during the third and fourth quarters of 2003. We are currently working on the expansion of our cargo conversion program to include Boeing 757 aircraft. In addition we are talking to potential customers about reestablishing the BAE 146 cargo conversion program."

 Summary of unaudited comparative results for the second quarter ended June 30:
                                 (In Millions)

                                       2003            2002        % Change
    Revenue                        $   48.7        $   41.9         16.2%
    Gross Profit                       12.3             9.2         33.7%
    Operating Income                    4.8             3.6         33.3%
    Income Before Taxes                 4.6             4.8         (4.2%)
    Net Income                          2.8             3.0         (6.7%)
    EBITDA*                             5.9             5.9           --


     Gross profit represented 25.2% of 2003 second quarter sales compared with 22.0% in the same quarter of last year.
     Selling, general and administrative (SG&A) expenses rose 31.6% to $7.5 million compared with $5.7 million in the second quarter of 2002. The increase in SG&A was primarily attributable to increased revenues in the Government Services Group where SG&A expenses are capitalized and then expensed as aircraft are delivered.

     Six Month Results

     Revenues for the first six months of 2003 increased to $84.4 million compared with $78.0 million in the same period of 2002. Income from operations for the 2003 period rose to $7.1 million compared with $7.0 million in the first six months of 2002. Net income was $4.1 million, or $0.94 per diluted share, in the first six months of 2003 compared with $4.9 million, or $1.09 per diluted share in the first six months of 2002. The results for 2003 included approximately $1.4 million from contract adjustments and 2002 included approximately $1.5 million from litigation settlements.

     *Use of Non-GAAP Financial Measures

     EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Pemco presents EBITDA because its management uses the measure to evaluate the company's performance and to allocate resources. In addition, Pemco believes EBITDA is a measure of performance used by some commercial banks, investment banks, investors, analysts and others to make informed investment decisions. EBITDA is an indicator of income generated to service debt and fund capital expenditures. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

     About Pemco

     Pemco Aviation Group, Inc., with executive offices in Birmingham, Alabama, and facilities in Alabama, Florida and California, performs maintenance and modification of aircraft for the U. S. Government and for foreign and domestic commercial customers. The company also provides aircraft parts and support and engineering services, in addition to developing and manufacturing aircraft cargo systems, rocket vehicles and control systems, and precision components. For more information: www.pemcoaviationgroup.com

     Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including but not limited to: change in economic conditions, Pemco's ability to obtain additional contracts and perform under existing contracts, the outcome of pending and future litigation, potential environmental and other liabilities, and other risks detailed from time to time in Pemco's SEC reports, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2002. Pemco cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pemco does not undertake any obligation to update or revise any forward-looking statements and is not responsible for changes made to this document by wire services or Internet services.


                           PEMCO AVIATION GROUP, INC.
                  (In thousands except per share information)


                                                      Second Quarter Ended
                                                             June 30,
                                                       2003           2002
    Sales:
     Government Services Group                     $  34,278      $  25,470
     Commercial Services Group                        13,454         13,299
     Manufacturing and Components Group                2,008          3,230
     Inter-segment Revenue                            (1,059)           (77)
    Total Sales                                       48,681         41,922

    Cost of Sales                                     36,430         32,692
     Gross Profit                                     12,251          9,230

    Selling, General and Administrative Expenses       7,456          5,678

    Income from Operations                             4,795          3,552

    Other expense (income):
     Interest expense                                    230            230
     Litigation, net                                       0         (1,480)

     Income Before Income Taxes                        4,565          4,802
     Provision For Income Taxes                        1,734          1,825
     Net Income                                    $   2,831      $   2,977

    Weighted Average Common Shares Outstanding:
     Basic                                             4,043          4,083
     Diluted                                           4,377          4,626

    Net Income Per Common Share:
     Basic                                         $    0.70      $    0.73
     Diluted                                       $    0.65      $    0.64


EBITDA Reconciliation*

    Net Income                                     $   2,831      $   2,977
    Interest                                             230            230
    Taxes                                              1,734          1,825
    Depreciation and Amortization                      1,154            860
    EBITDA                                         $   5,949      $   5,892


    * See note on Use of Non-GAAP Financial Measures.




PEMCO AVIATION GROUP, INC.
(In thousands except per share information)


                                                         Six Months Ended
                                                             June 30,
                                                       2003           2002
    Sales:
     Government Services Group                     $  56,367      $  47,690
     Commercial Services Group                        25,149         23,662
     Manufacturing and Components Group                4,166          6,692
     Inter-segment Revenue                            (1,332)           (77)
    Total Sales                                       84,350         77,967

    Cost of Sales                                     64,657         60,379
     Gross Profit                                     19,693         17,588

    Selling, General and Administrative Expenses      12,626         10,573

    Income from Operations                             7,067          7,015

    Other expense (income):
     Interest expense                                    449            535
     Litigation, net                                       0         (1,480)

     Income Before Income Taxes                        6,618          7,960
     Provision For Income Taxes                        2,515          3,025
     Net Income                                    $   4,103      $   4,935

    Weighted Average Common Shares Outstanding:
     Basic                                             4,040          4,075
     Diluted                                           4,381          4,531

    Net Income Per Common Share:
     Basic                                         $    1.02      $    1.21
     Diluted                                       $    0.94      $    1.09


EBITDA Reconciliation*

    Net Income                                     $   4,103      $   4,935
    Interest                                             449            535
    Taxes                                              2,515          3,025
    Depreciation and Amortization                      1,913          1,739
    EBITDA                                         $   8,980      $  10,234

    *See note on Use of Non-GAAP Financial Measures.

SOURCE  Pemco Aviation Group, Inc.
    -0-                             08/06/2003
     /CONTACT: John R. Lee, Senior Vice President and Chief Financial Officer of Pemco Aviation Group, Inc., +1-205-510-4051/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.pemcoaviationgroup.com /
    (PAGI)

CO:  Pemco Aviation Group, Inc.
ST:  Alabama, California
IN:  AIR ARO
SU:  ERN